Exhibit 99.1

Unum CFO Greving Announces Retirement

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--February 3, 2009--Unum Group (NYSE:UNM) today announced that Robert C. Greving, executive vice president, chief financial officer and chief actuary, will be retiring from the company later this year. The company has initiated a search for his successor.

“Bob has been an integral part of our senior leadership team for more than a decade, and he has been instrumental in helping us build the strong financial foundation we have today,” said Thomas R. Watjen, president and chief executive officer. “As part of an orderly succession process, Bob is providing us with plenty of advance notice in order to identify a successor and insure a smooth transition.

“Bob has been a valued contributor to our success, and we wish him all the best in his well-deserved retirement,” added Watjen.

Greving joined the company in 1997 as senior vice president and chief actuary. In 2002, he was named senior vice president and chief financial officer. He was named executive vice president and chief financial officer in 2003 and assumed the additional role of chief actuary in 2005.

Prior to joining the company, Greving was executive vice president and chief actuary of Southwestern Financial Services Corp., a holding corporation of 11 insurance companies that marketed life, annuity and health products throughout the United States.

ABOUT UNUM

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

CONTACT:
Unum Group
MEDIA:
Jim Sabourin, 423-294-6300
or
INVESTORS:
Thomas A. H. White, 423-294-8996
or
Madhavi Venkatesan, 423-294-1630